Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") dated as of February 24, 2012 (the "Effective Date") is made and entered into by and between Eleison Pharmaceuticals LLC, a Delaware limited liability company (the "Company"), and Edwin Thomas ("Executive") (the Company and Executive together, the "Parties," and each of them a "Party").

WHEREAS, Executive is presently an at-will employee of the Company and the Parties wish to establish the terms and conditions of Executive's continued employment with the Company; and

WHEREAS, as of the Effective Date, the Company is issuing $2,000,000 of Class A Units to Eleison Investors, L.P. ("Investor") and the execution and delivery of this Agreement is a condition precedent to the purchase of such Units by the Investor.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A.          Employment.

1.          The Company hereby employs Executive to serve as the Chief Executive Officer of the Company. In such capacity, Executive shall report directly to the Company's Board of Managers (the "Board"), shall be responsible for the day-to-day operations of the Company, and shall have such other duties and authorities as are commonly within the scope of the duties and authorities of persons holding similar offices of a corporation, or as may otherwise be assigned to Executive by the Board.

2.          Executive agrees to be so employed by the Company, to devote Executive's best efforts to advance the interests of the Company and to devote all of Executive's business time to performing Executive's duties hereunder. Executive shall be entitled to serve on the board of directors of other companies, and to engage in other business interests as described on Schedule A, provided such service and business interests do not interfere with his duties and responsibilities to the Company including but not limited to Executive's obligations under Section F.1 of this Agreement. Executive shall comply with all policies and procedures of the Company as may be adopted from time to time. In the event of any conflict between such Company policies and procedures and the terms of this Agreement, the terms of this Agreement shall control and take precedence.

B.          Term. The employment of the Executive and his obligation to perform the duties described above for the Company shall continue for a period of three (3) years commencing on the Effective Date (the "Initial Term"). If the Company elects not to renew Executive's employment as of the end of the Initial Term, or any additional one-year term as provided below, the Company shall provide written notice of such election ("Non-Renewal Notice") to Executive at least six (6) months prior to the expiration of the Initial Term, or the then current one-year term, as applicable. If the Company does not timely deliver a Non-Renewal Notice, the term of Executive's employment under this Agreement shall continue for successive, additional terms of one-year each, on the terms and conditions in effect as of the end of the Initial Term, or each such subsequent one-year term, subject to such amendments as agreed by the Parties. The Initial Term, together with all such additional, one-year terms, are referred to herein as, the "Term". Notwithstanding the foregoing, the Executive's employment with the Company may be terminated in accordance with Section D below.

C.          Compensation. The Company agrees to provide to the Executive the following compensation.

1.         Salary. As compensation for services to the Company pursuant to this Agreement, the Company shall pay to Executive a base salary at the gross rate of $325,000 annually, payable at such times as the Company normally pays its employees, and subject to all payroll deductions and/or withholdings (the "Base Salary"); provided, however, that $95,000 of each year's Base Salary amount shall be deferred and not paid to Executive, subject to the terms and conditions of this Agreement.  In addition, if, based on the Company's budgets and cash flow projections the Board determines that the Company has, or will have, insufficient cash available to meet its obligations, the Company may defer an additional amount of Executive's Base Salary, up to 100% ofthe total Base Salary amount. The total amount of Base Salary deferred under this Section C.l is referred to herein as the "Deferred Salary." The Company shall pay the amount of the Deferred Salary to Executive upon the earlier of (i) the sale or liquidation of substantially all of the assets of the Company or (ii) the approval of the Board and the holders of at least a majority of the Company's outstanding Class A Units, or as otherwise provided in this Agreement. Company and Executive agree to re-evaluate the Base Salary amount at the first anniversary of the Effective Date to determine whether to increase or decrease the Base Salary amount based on the Company's cash position and progress in achieving the Company's goals, provided that any such adjustment shall require the approval of both Company and Executive.

2.          Bonus. In addition to the Base Salary, for each fiscal year of the Company ending during the Term, Executive shall have the opportunity to receive a bonus based upon Executive's performance and the Company 's actual financial results as compared to budget for such fiscal year. The target bonus opportunity and the bonus formula for the first fiscal year of the Term shall be determined on or prior to July 1 , 2012. The target bonus opportunity and the bonus formula for each subsequent fiscal year of the Term will be determined within thirty (30) days following the delivery of the Company's audited financial statements for the prior year. Any bonus amount earned shall be determined and paid within thirty (30) days following the delivery of the Company's audited financial statements for the year for which the bonus was earned.

3.          Benefits. Executive will be entitled to receive medical and dental insurance coverage, long term disability insurance coverage and such other benefits as are provided by the Company for its other executive officers, provided, however, that all such insurance coverage will be provided on such terms as the coverage provided to the other senior executive employees of the Company. In addition, at the Company's expense:

(a)          The Company shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the Company 's employment hereunder in accordance with the Compan y's standard policies. Reimbursement for such expenses shall be made by the Company promptl y after submission by Executive of appropriate vouchers itemizing such expenses in a form consistent with the Company 's policy;

(b)          Executive shall be entitled to four weeks of vacation time annually during the Term.

(c)          The Company shall have the right to maintain, during the term of Executive's employment hereunder "key man" term life insurance on the life of the Executive. The amount of such insurance coverage shall be determined by the Company, and the Company shall be the sole beneficiary of such coverage. Executive hereby agrees to submit to such medical examinations, supply such information and execute such documents as may reasonably be required by the insuring company in order to maintain such policy.

D.          Termination. Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

1.          Death. Executive's employment hereunder shall terminate automatically upon Executive's death.

2.          Total Disability. The Company may terminate Executive's employment hereunder in the event of Executive's Total Disability. As used herein, "Total Disability" means a mental or physical condition confirmed by a physician and which in the reasonable opinion of the Company renders Executive unable or incompetent to perform Executive's duties hereunder that continues for a period of 120 consecutive days or 180 days in any 12-month period.

3.          Discharge for Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement "Cause" shall mean: (i) the willful failure of Executive to perform any reasonable business directive of the Board but shall not mean or include Executive's failure to achieve perfmmance objectives or goals; (ii) the material breach by Executive of any of his commitments, duties, or obligations under this Agreement; (iii) the embezzlement or conversion of any funds or other property of the Company or of any business opportunity of the Company by Executive; (iv) the conviction or indictment of, or guilty plea or plea of no contest by, Executive with respect to a felony; or (v) Executive's habitual intoxication, addiction to a controlled substance or use of an illegal substance in the workplace or while performing duties for the Company; provided, however, that in the event of a termination under subparagraphs (i) or (ii) of this Section D.3, Executive will have the right for a period of thirty (30) days after he has been provided written notice from the Company, to cure any condition giving rise to the Company 's termination of his employment for Cause, to the reasonable satisfaction of the Company. In addition, the Company shall not have the right to terminate Executive's employment pursuant to this Section D.3 as a result of Executive's illness, disability or incapacity (in which event the provisions of Section D.2 shall control).

4.          Discharge without Cause. The Company may terminate Executive's employment hereunder at any time other than for Cause with sixty (60) days written notice and subject to the obligations set forth in this Agreement; provided, however, that during such 60 day notice period, Executive shall not act as an executive officer, shall delegate all authority as an executive officer as directed by the Board, shall immediately vacate the Company 's premises and shall thereafter not enter on or otherwise access the property (including computer networks) of the Company, except as directed by the Board . Payments made to the Executive during this period of notice shall not be construed to waive any rights of Employer under this section.

5.          Termination by Executive for Good Reason. Executive may terminate Executive's employment hereunder for Good Reason. "Good Reason" for purposes of this Agreement shall mean the occurrence of any of (i) a material reduction in Executive's duties, responsibilities and authority as set forth in Section A.l , or (ii) a material breach by the Company of any material provision ofthis Agreement, or (iii) a reduction in Executive's Base Salary, or (iv) the relocation of Executive's principal place of employment to a location that increases Executive's commute by 50 or more miles; provided, however, that in any such event the Company will have the right for a period of thirty (30) days after receipt of written notice from the Executive, to cure any condition giving rise to Executive's termination ofhis employment for Good Reason, to the reasonable satisfaction of the Executive.

6.          Termination by Executive without Good Reason. Executive may terminate Executive's employment under this Agreement without Good Reason upon at least 60 days prior written notice to the Company, in accordance with Sections D.7 and D.8 hereof.

7.          Notice of Termination. Any termination of Executive's employment by the Company or by Executive pursuant to Section D hereof shall be communicated by written Notice of Termination to the other party in accordance with Section G.6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

8.          Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is term inated by Executive's death, the date of Executive's death, (ii) if Executive's employment is terminated pursuant to Section D.2, 10 days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such 10-day period), (iii) if Executive's employment is terminated pursuant to Section D.6 or Section D.4, the date specified in the Notice of Termination, which shall not be earlier than 60 days following the date on which the Notice of Termination is given, (iv) if Executive's employment is terminated by reason ofthe expiration of the Term pursuant to Section B, the date of such expiration, and (v) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be earlier than the date on which the Notice of Termination is given.

E.         Executive's Compensation Upon Termination.

1.         Death. If Executive's employment is terminated as a result of Executive's death, the Company shall have no further obligation or liability hereunder except that the Company shall pay to Executive's estate the portion, if any, of (i) the Base Salary, bonus (including any unpaid bonus for any fiscal year prior to the fiscal year in which such termination occurred and the bonus payable to Executive in respect of the portion ofthe fiscal year in which such termination occurred during which Executive was employed by the Company), (ii) the Deferred Salary amount, to be paid in such intervals as the Company is reasonably able to pay based on its then cash needs, as determined by the Board, or upon the sale or liquidation of substantially all of the assets of the Company, if earlier and (iii) any other amounts due and unpaid hereunder for the period through the Date of Termination. The payment of amounts in respect of any bonus shall be made at such time or times as such amounts would have been paid had Executive's employment not been terminated. The payment of all other amounts (excluding bonus and Deferred Salary) under this Section E.l shall be made in one lump sum promptly after the Date of Termination.

2.          Total Disability. If Executive's employment is terminated as a result of Executive's Total Disability, the Company shall have no further obligation or liability hereunder except that the Company shall pay to Executive the portion, if any, of (i) the Base Salary, bonus (including any unpaid bonus for any fiscal year prior to the fiscal year in which such termination occurred and the bonus payable to Executive in respect of the portion of the fiscal year in which such termination occurred during which Executive was employed by the Company), (ii) the Deferred Salary amount, to be paid in such intervals as the Company is reasonably able to pay based on its then cash needs, as determined by the Board, or upon the sale or liquidation of substantially all of the assets of the Company, if earlier, and (iii) any other amounts due and unpaid hereunder for the period through the Date of Termination. The payment of amounts in respect of any bonus shall be made at such time or times as such amounts would have been paid had Executive's employment not been tem1inated. The payment of all other amounts (excluding bonus and Deferred Salary) under this Section E.2 shall be made in one lump sum promptly after the Date of Termination.

3.         Cause. If Executive's employment is terminated by the Company for Cause, the Company shall have no further obligation or liability hereunder except that the Company shall pay to Executive the portion, if any, of (i) the Base Salary, (ii) the Deferred Salary amount, to be paid in such intervals as the Company is reasonably able to pay based on its then cash needs, as determined by the Board, or upon the sale or liquidation of substantially all ofthe assets ofthe Company, if earlier, and (iii) any other amounts due and unpaid hereunder (not including any bonus not then paid, for any period) for the period through the Date of Termination. The payment of all amounts except Deferred Salary under this Section E.3 shall be made in one lump sum promptly after the Date of Termination.

4.          Without Good Reason. If Executive's employment is terminated by the Executive without Good Reason, the Company shall have no further obligation or liability hereunder except that the Company shall pay to Executive the portion, if any, of (i) the Base Salary, (ii) the amount of, if any, unpaid bonus for the fiscal year prior to the fiscal year in which such termination occurred, (iii) the Deferred Salary amount to be paid in such intervals as the Company is reasonably able to pay based on its then cash needs, as determined by the Board, or upon the sale or liquidation of substantially all ofthe assets ofthe Company, if earlier, and (iv) any other amounts due and unpaid hereunder for the period through the Date of Termination. The payment of amounts in respect of any bonus shall be made at such time or times as such amounts would have been paid had Executive's employment not been terminated. The payment of all other amounts (excluding bonus and Deferred Salary) under this Section E.4 shall be made in one lump sum promptly after the Date of Termination.

5.          Without Cause or With Good Reason. If the Company shall terminate Executive's employment other than for Cause, or if Executive shall terminate Executive's employment for Good Reason, then Executive will be entitled to (i) his then current Base Salary for twelve (12) months (the "E.5 Severance Payments"), in the same intervals as such Base Salary would have been payable if Executive remained employed by the Company hereunder during such period and (ii) the Deferred Salary amount, to be paid in such intervals as the Company is reasonably able to pay based on its then cash needs, as determined by the Board or upon the sale or liquidation of substantially all of the assets of the Company, if earlier. In addition, the Company shall pay to Executive any amounts due for any bonus (including any unpaid bonus for any fiscal year prior to the fiscal year in which such termination occurred and the bonus payable to Executive in respect of the portion of the fiscal year in which such termination occurred during which Executive was employed by the Company), and any other amounts due and unpaid hereunder, for the period through the Date of Termination. The payment of amounts in respect of any bonus shall be made at such time or times as such amounts would have been paid had Executive's employment not been te1minated. The payment of all other amounts under this Section E.S (excluding bonus, the E.S Severance Payments and any Deferred Salary Amount), shall be made in one lump sum promptly after the Date of Termination.

6.          Company Failure to Extend. If the Company makes a timely delivery of a Non-Renewal Notice and the Term of Executive's employment under this Agreement expires, then Executive will be entitled to (i) his then current Base Salary for six (6) months (the "E.6 Severance Payments"), in the same intervals as such Base Salary would have been payable if Executive remained employed by the Company hereunder during such period and (ii) the Deferred Salary amount, to be paid in such intervals as the Company is reasonably able to pay based on its then cash needs, as determined by the Board or upon the sale or liquidation of substantially all of the assets of the Company, if earlier. In addition, the Company shall pay to Executive any amounts due for any bonus (including any unpaid bonus for any fiscal year prior to the fiscal year in which such termination occurred and the bonus payable to Executive in respect of the portion of the fiscal year in which such termination occurred during which Executive was employed by the Company), and any other amounts due and unpaid hereunder, for the period through the Date of Termination. The payment of amounts in respect of any bonus shall be made at such time or times as such amounts would have been paid had Executive's employment not been terminated. The payment of all other amounts under this Section E.6 (excluding bonus, the E.6 Severance Payments and any Deferred Salary Amount), shall be made in one lump sum promptly after the Date of Termination.

7.          Release. As a condition to the payment by the Company of the first severance payment to be made under Section E.S or Section E65, Executive shall execute and deliver to the Company simultaneously therewith a release in form and substance reasonably satisfactory to the Company, releasing the Company and its affiliates from any claims Executive may have relating to his employment with the Company, provided that such release shall not release the Company from its obligations under this Section E.

F.          Executive Covenants. In exchange for consideration received under this Agreement, Executive agrees to the following covenants to the Company, as a term and condition of his employment, and acknowledges that but for his agreement to the following covenants, the Company would not make this offer of employment:

1.          Confidentiality; Nondisclosure and Non-competition.

(a)          Confidentiality. Executive covenants and agrees that he shall not, except as required for the performance of his duties, (i) use for any purpose, (ii) disclose to any person or (iii) keep or make copies in any form of documents, tapes, discs, programs or other information storage media containing, any Confidential Information (as hereinafter defined). For purposes hereof, "Confidential Information" shall mean all confidential and proprietary information of Company and shall include, without limitation, all information, observations, and data concerning trade secrets, inventions, or know-how of proprietary processes, together with all marketing, sales, fmancial, regulatory, manufacturing and research information; information concerning products, product candidates or projects in research and development, or marketing plans for any products or projects; customer and vendor lists and related information; information concerning intellectual property owned or licensed by the Company, the technology, software, hardware, configuration information, or computer systems and programs of Company; and other information not generally known to the public concerning the business practices, activities, and business affairs of the Company or the vendors, licensees or customers of the Company as well as prospective vendors, licensees, or customers to which the Company has devoted substantial effort to develop.

(i)          All Confidential Information, together with all notes, drawings, and records relating thereto, all computer disks containing any Confidential Information, and all copies or records of any of the foregoing (in any media), in Executive's possession are the exclusive property ofthe Company. Executive will not remove from the Company's premises any notes or records relating to Confidential Information or copies or facsimiles thereof (on any media) or any other property of the Company or any vendor, licensee or Customer of the Company, except in the furtherance of the business of the Company, and as reasonably required to review and study such Confidential Information while he is away from the Company's offices. Executive will promptly, upon termination of Executive's employment hereunder for any reason, deliver to the Company, and will not keep in Executive's possession, or recreate or deliver to any other person, any or all of such Confidential Information or other property, in any form or format.

(ii)          The foregoing confidentiality obligations shall not apply to any portion of Confidential Information that: (i) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company that has represented to Executive, and regarding which Executive reasonably believes, that such source is entitled to disclose it, (iii) was known to or in the possession of Executive immediately prior to the time of disclosure as shown by Executive's written records and files at such time, or (iv) is independently developed or acquired by Executive without use of or reference to Confidential Information and not in connection with the performance of any of his duties hereunder, as shown by documentation or other evidence in Executive's possession.

(b)          Ownership. During and after the Term, Executive shall have no right, title, or interest in any of the Confidential Information or any patent, trademark, trade name, or character names, copyright or other intellectual property rights belonging to or used by the Company, or any material or matter of any sort prepared for or used in connection with the manufacture, distribution, advertising, broadcasting, or promotion of the products or services provided by the Company, whether manufactured prepared, published, or broadcast in whole or in part by Executive, nor shall Executive make any claims with respect thereto. Executive recognizes that the Company has and shall continue to have and retain the sole and exclusive rights in any and all of the aforementioned trademarks, trade names, patents, character names, copyrights, material , or matter.

(c)          Non-competition.

(i)          During the Restricted Period (as defined below), Executive shall not, directly or indirectly except with the written consent of the Company:

(1)          encourage, induce, or assist others in inducing any employee or any other person employed by the Company to terminate his or her employment with the Company, or hire any person who was an employee of the Company within the prior twelve (12) months, or in any way interfere with the Company's relationship with its employees;

(2)          encourage, induce or assist others in inducing any customers, suppliers, licensees, licensors or other associates of the Company to terminate business activities with the Company;

(3)          communicate in any manner with any customer, supplier, licensee, licensor or other associate of the Company, any information regarding the Company, its employees, managers, members or Affiliates, or the business as conducted by the Company, other than in performance of his duties under this Agreement;

(4)         engage in any diversion of good-will regarding the business as conducted by the Company;

 (5)         establish or acquire a company that engages in the Business (as defined below); or

 (6)         otherwise engage in the Business or assist any person or entity that engages in the Business, whether as an owner, manager, employee, consultant, director or officer, or otherwise.

provided, however, that the foregoing shall not prohibit the ownership of securities of companies that are listed on a national securities exchange or traded in the national over-the-counter market in an amount not exceeding 5% of the outstanding shares of any such corporation.

(ii)          Business. For the purposes of Section F.l (c), the term "Business" shall mean the research, development, manufacturing, marketing distribution, sale or other commercialization of any products that compete, are intended to compete, or are reasonably likely to compete with any of the Company 's products or services product or service candidates, or products or services under development or which the Company has identified as development targets.

(iii)          Territorial Scope. For the purposes ofSection F.l(c), Executive agrees that, since the scope ofthe Business and the business of the Company is being, and will continue to be, carried on throughout the United States, the geographic scope of this covenant not to compete shall extend throughout the United States. Additionally the geographic scope of this covenant will be expanded to include any country outside of the United States in which the Company conducts the Business during the term ofExecutive's employment or has made substantial preparations to conduct the Business as of the Date of Termination.

(iv)          Restricted Period. As used herein, "Restricted Period" means the period beginning on the Effective Date and ending on the date that is eighteen (18) months following the termination of Executive's employment with the Company, for whatever reason.

(d)                Inventions. Executive hereby assigns to the Company Executive's entire right to all Company Inventions (as hereinafter defined), which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark, or trade secret protection. Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive's employment with the Company, and that are protectable by copyright, are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). To the extent that any such works, by operation of law, cannot be "works made for hire," Executive hereby assigns to the Company all right, title, and interest in and to such works and to any related copyrights. "Company Inventions" means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learned alone or with others during his term of employment with the Company, that directly or indirectly arise from or relate to (A) the business, products, or services of the Company or any predecessor or affiliate, or any successor thereof, (B) work performed for the Company by Executive or any other employee, agent, or contractor of the Company or any predecessor or affiliate, or any successor thereof, (C) the use of the time of the Company or any predecessor or affiliate, or any successor thereof, or (D) access to the Confidential Information of the Company or any predecessor or affiliate, or any successor thereof.

(e)          Further Assurances. Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its reasonable discretion to be necessary to carry out the intentions of this Section F.1.

(f)          Acknowledgments. Executive acknowledges and agrees that the Confidential Information and the Company Inventions have substantial value to the Company, that the Confidential Information and the Company Inventions would be susceptible to immediate competitive application by those outside of the Company, that the covenants set forth in this Section F. l are given in exchange for the consideration mentioned above and the continuation of Executive's employment with the Company and are intended to protect, among other things, the goodwill and trade secrets for which the Company paid a substantial sum, and that, under these circumstances, the provisions of this Section F.1 are fair and reasonable.

(g)          Survival. Executive's obligations under this Section F.l shall survive the termination of Executive's employment with the Company and shall thereafter be enforceable whether or not such termination is claimed or found to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company or any employee, agent, or contractor of the Company.

2.          Remedies. Executive acknowledges that his compliance with the covenants in Section F hereof is necessary to protect the goodwill, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation by Executive of any provision of Section F hereof, the Company may sustain serious, irreparable and substantial harm to its business. Accordingly, Executive agrees that, in the event of such violation or threatened violation, the Company and its successors and assigns shall be entitled to request an injunction from a court of competent jurisdiction prior to instituting, or prior to completing, of the dispute resolution process set forth in Section G.9. Executive acknowledges that any claim or cause of action he may have against the Company shall not constitute a defense to the enforcement by the Company of his covenants in Section F of this Agreement (e.g., these covenants are independent of any other provision in this Agreement). Executive also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship. Without limiting the foregoing, if the Company reasonably believes that it has suffered a loss or damages as a result of a breach by Executive of any provision of Section F of this Agreement, the Company shall have the right to cease making any additional payments to Executive under this Agreement, subject to Executive's rights to dispute the Company's position pursuant to the provisions of Section G.9 hereof, provided that this provision shall not limit the Company's right to seek injunctive or other equitable relief to remedy such asserted breach.

3.          Remedies Cumulative and Concurrent. The rights and remedies of the Company as provided in this Section F shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

G.          Miscellaneous.

1.          Enforceability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then the parties agree that the court shall have, and the parties will request that the court exercise, the power to modify or restrict any such provision to the extent and in a manner necessary to render the same valid and enforceable, or, if such a modification or restriction is not possible, to excise from this Agreement the provision(s) at issue, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

2.          Entire Agreement and Modifications. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no promises or representations were made or relied upon by either party other than those expressly set forth herein. This Agreement may only be amended in a writing signed by both parties hereto and, if required, has the prior written consent of the Lenders.

3.          Governing Law. This Agreement shall be governed by, and all questions relating to its validity, interpretation, enforcement and performance (including, without limitation, provisions concerning limitations of actions) shall be construed in accordance with,the laws of the State of Delaware. This Agreement shall be construed without the aid of any canon, custom or rule of law required in construction against the draftsman.

4.          Successors and Assigns. This Agreement, including, but not limited to, the provisions of Section F, shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties hereto, but in no event may Executive assign or delegate to any other party his rights, duties or obligations under this Agreement. Executive further hereby consents and agrees that the Company may assign this Agreement (including, but not limited to Section F) and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Company 's control and/or ownership of its assets or business. In such event, Executive agrees to continue to be bound by the terms of this Agreement.

5.          Waivers. No claim or right arising out of a breach or default under this Agreement can be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto. A waiver of a breach or default of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provision shall remain in full force and effect.

6.          Notice. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been dul y given if personally delivered, delivered by courier or mailed, registered or certified mail, postage prepaid, at the addresses set forth below:

If to the Company: Eleison Pharmaceuticals, LLC 103 Carnegie Center, Suite 300 Princeton, NJ 08540

With a copy to:

Capital Solutions, Inc.

Union Meeting Corporate Center

910 Harvest Drive, Suite 105

Blue Bell, Pennsylvania 19422

Attention: Frank Seidman

If to Executive:  Executive's home address as maintained in the Company 's records.

7.          Review. Executive acknowledges that he has carefully read the foregoing Agreement, that he fully understands the meaning and intent of this document, that he has signed this Agreement voluntarily and knowingly, that he had a full opportunity to consult with his family and advisors and to seek such independent advice as he requires, including legal counsel, prior to executing this Agreement, and that the he intends to be legally bound by the promises contained in this Agreement.

8.          Construction. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation ofthis Agreement. Whenever applicable, mascul.ine and neutral pronouns shall equally apply to the feminine gender, the singular shall include the plural, and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement's terms. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement's drafter, and agree that this Agreement and all amendments hereto shall be construed as a whole, according to the fair meaning of the language used.

9.          Dispute Resolution. The parties agree that should any dispute arise out of this Agreement, a phased dispute resolution process shall resolve the dispute. If a dispute arises, the aggrieved party shall, within thirty (30) business days of the date on which the aggrieved party first becomes aware of the dispute, document the issue for resolution in a notification to the other party (a "Dispute Notice") with sufficient particularity to identify the dispute, the support for the dispute and the requested resolution. The parties will then promptly meet, but in no event more than ten (10) business days after delivery ofthe Dispute Notice. The parties will meet in good faith to attempt resolution. If the dispute is not resolved to the satisfaction of the parties within 45 days following delivery of the Dispute Notice, either party may arrange at the parties' joint expense for the prompt mediation of the matter by agreeing to a mediator with the other party or requesting the appointment of a mediator from the American Arbitration Association. If the dispute is not resolved by mediation, then within 60 days after the appointment of mediator, a party may then submit the dispute to binding arbitration before a single arbitrator appointed by the American Arbitration Association, with the proceeding being conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. Any award by the arbitrator shall be final and binding upon the parties and may be confirmed by any court of competent jurisdiction. Venue for the arbitration shall be Philadelphia, Pennsylvania. The arbitrator in the exercises of discretion may award a reasonable attorney fee and costs to the prevailing party. With respect to a dispute primarily involving an alleged violation of Section F, an arbitrator or court ruling on the dispute shall award reasonable attorney fees and costs to the prevailing party. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction in connection with any alleged breach by Executive of any of the provisions of Section F.

10.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have signed, or caused their duly authorized corporate officers to sign, this Agreement.

Schedule A

Real estate investment via Aquila Capital

Real estate investment via Thomas Properties III, LLC

Interim consulting/directorship services for Provid Phannaceuticals, Inc.

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